UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 10, 2006
Symantec Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-17781 (Commission File Number)	77-0181864 (IRS Employer Identification No.)

20330 Stevens Creek Blvd., Cupertino, CA (Address of Principal Executive Offices)	95014 (Zip Code)
Registrant’s Telephone Number, Including Area Code: (408) 517-8000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On February 10, 2006, James A. Beer accepted an employment offer from Symantec Corporation (the “Company”) for the position of Executive Vice President and Chief Financial Officer of the Company. The material terms of his employment offer are set forth below under Item 5.02 (c) and incorporated into this Item 1.01 by reference.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(c) On February 13, 2006, the Company issued a press release announcing the appointment of James A. Beer as Executive Vice President and Chief Financial Officer of the Company. Prior to this appointment, Mr. Beer had served as Senior Vice President and Chief Financial Officer of AMR Corporation and AMR’s principal subsidiary, American Airlines, Inc., since January 2004. Mr. Beer had served as Vice President of American Airlines from 1998 to December 2003. Mr. Beer is 45 years old. A copy of the press release, entitled “Symantec Names James Beer Chief Financial Officer,” is attached as Exhibit 99.01 hereto and is incorporated herein by reference.
On February 10, 2006, Mr. Beer accepted an employment offer from the Company, pursuant to which he will receive an annual base salary of $650,000 and an annual bonus target of 80% of his annual base salary. Mr. Beer will receive a one-time bonus award of $2 million, which shall be payable within 30 days after his commencement of employment with the Company. In addition, Mr. Beer will receive a separate one-time bonus award of $500,000, which shall be payable within 30 days of the six month anniversary of his commencement of employment with the Company. The Company will also grant to Mr. Beer an option to purchase 300,000 shares of the Company’s common stock and 100,000 Restricted Stock Units. Mr. Beer will be eligible to participate in Symantec’s employee and executive benefit programs, including the Company’s Executive Severance Plan.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Exhibit Title or Description

99.01	Press Release, entitled “Symantec Names James Beer Chief Financial Officer,” dated February 13, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation
	By:	/s/ Arthur F. Courville
Date: February 16, 2006		Arthur F. Courville
Senior Vice President, Corporate Legal Affairs, and Secretary

Exhibit Index

Exhibit Number	Exhibit Title or Description

99.01	Press Release, entitled “Symantec Names James Beer Chief Financial Officer,” dated February 13, 2006